Exhibit 99.1

Trecora Resources Fourth Quarter and Full Year 2016 Results

Completed Mechanical Construction of Distillation Unit

Record Annual Revenue at Trecora Chemical

Conference Call at 4:30 pm ET Today

SUGAR LAND, Texas, March 1, 2017 – Trecora Resources (NYSE: TREC) a leading provider of high purity specialty hydrocarbons and waxes, today announced financial results for the fourth quarter and year ended December 31, 2016.

“During 2016 we focused our resources and invested in building a strong foundation for future growth,” said Simon Upfill-Brown, President and Chief Executive Officer. “Our transformational capital projects continued to take shape as we positioned our business to increase capacity and profitability over the long-term to take advantage of the resurgence in the global chemical industry. While certain projects have experienced some slight delays, the completion of the distillation unit is a major milestone for Trecora Chemical (TC), which will benefit from increased demand for custom processing.

“Historically one of our softest quarters, we faced headwinds in the fourth quarter similar to what we experienced in previous quarters,” continued Mr. Upfill-Brown. “Challenging petrochemical market conditions, a continuation of a few specific customer volume shortfalls and somewhat lower margins for petrochemical products due to higher feedstock costs made year-over-year comparisons difficult. That said, we achieved near record quarterly revenue levels at TC driven by a 53% year-over-year increase in wax sales and 42% increase in custom processing revenue.

“Finally, we remain confident regarding the long-term prospects of our business reinforced by the expanded petrochemical production capacity on the Gulf Coast and anticipated stronger demand from polyethylene manufacturers,” said Mr. Upfill-Brown. “While we expect to achieve volume growth in the second half of 2017, we believe that 2018 will be the catalyst year for Trecora with the potential to deliver increased incremental EBITDA across all areas of the Company. Lastly, with the mine once again operational, we have the potential to monetize our investment in order to deliver significant value to our shareholders.”

Fourth Quarter Financial 2016 Results

Total revenue in the fourth quarter was $54.2 million compared with $60.5 million in the fourth quarter of 2015. The decline in reported revenue was driven by a 25.4% decrease in petrochemical sales volume, partially offset by a 10.1% increase in the average sales price of petrochemical products, compared with the fourth quarter of 2015. The higher average sales price was partially offset by an 8.5% year-over-year increase in the average per-gallon cost of petrochemical feedstock which is the basis for the formula pricing for about 60% of the Company’s petrochemical product sales. Average feedstock cost per gallon increased 5.1% from the third quarter of 2016. Since formula pricing is based upon prior month feedstock averages, sales price increases tend to lag higher feedstock costs resulting in lower profit margins. Byproduct sales decreased in the fourth quarter from a year ago and third quarter 2016 levels.

Gross profit in the fourth quarter was $7.7 million, or 14.1% of total revenues, compared with $11.3 million, or 18.6% of total revenues, in the fourth quarter of 2015. Operating income for the fourth quarter was $2.5 million, compared with operating income of $5.8 million for the fourth quarter of 2015.

Net loss for the fourth quarter was $0.8 million, or $0.03 per diluted share, compared with net income of $1.1 million, or $0.05 per diluted share, for the fourth quarter of 2015. Adjusted net income for the quarter was $1.6 million, or $0.06 per share1. Reported net income in the fourth quarters of 2016 and 2015 both reflect equity in losses of AMAK of $3.7 million and $3.0 million, respectively.

Adjusted EBITDA in the quarter was $5.7 million, representing a 10.6% margin, compared with Adjusted EBITDA of $8.6 million and a 14.2% margin in the year-ago period.

South Hampton Resources

Petrochemical volume in the fourth quarter was 18.4 million gallons, compared with 24.6 million gallons in the fourth quarter of 2015. Prime product volume in the fourth quarter of 2016 was 14.5 million gallons, compared with 17.4 million gallons in the fourth quarter of 2015. Excluding shipments to a Canadian oil sands customer, which experienced a significant production cutback early in 2016, prime product volume was lower by 4.4% from the prior year period. Byproduct volume, which is sold at significantly lower margins than prime products, decreased 18.9% sequentially and 45.5% year-over-year, to 3.9 million gallons.

International volume represented 22.7% of total petrochemical volume during the quarter, down from 25.7% sequentially and 31.9% in the fourth quarter of 2015.

SHR SEGMENT INFORMATION*

	THREE MONTHS ENDED
	DECEMBER 31,
	2016	2015	% Change
Product sales	$44,185	$53,784	(18%)
Processing fees	1,997	1,393	43%
Net revenues	$46,182	55,177	(16%)
Operating profit before depreciation and amortization	6,187	9,366	(34%)
Operating profit	4,572	8,005	(43%)
Depreciation and amortization	1,615	1,361	19%
EBITDA	6,182	9,395	(34%)
Capital expenditures	6,136	6,482	(5%)

*Dollar amounts in thousands/rounding may apply

1 Based on adjusted net income of $1.6 million and 25.0 million shares outstanding.

Trecora Chemical

In the fourth quarter, TC generated revenues of $8.0 million, up 49.4% from $5.4 million in the fourth quarter of 2015. TC revenue included $5.7 million of wax product sales, up 52.6%, and $2.3 million of custom processing fees, higher by 42.0%, both compared with the fourth quarter of 2015. The distillation mechanical construction portion of the hydrogenation and distillation unit project at TC has been completed. Once fully operational, this unit will provide TC with new capabilities to leverage relationships with existing petrochemical customers and drive new custom processing revenue. Start up of the hydrogenation section remains on track for early April.

EBITDA in the fourth quarter was $0.2 million, compared with $0.5 million in the fourth quarter of 2015.

TC SEGMENT INFORMATION*

	THREE MONTHS ENDED
	DECEMBER 31,
	2016	2015	% Change
Product sales	$5,734	$3,757	53%
Processing fees	2,287	1,611	42%
Net revenues	$8,021	$5,368	49%
Operating profit before depreciation and amortization	278	653	(57%)
Operating loss	(693)	(376)	(84%)
Depreciation and amortization	971	1,029	(6%)
EBITDA	219	486	(55%)
Capital expenditures	6,488	1,292	402%

*Dollar amounts in thousands/rounding may apply

Al Masane Al Kobra Mining Company (AMAK)

Trecora reported equity in losses of AMAK of approximately $3.7 million during the fourth quarter of 2016. The plant restarted its processing operations late in the quarter. In addition, processing of the gold-bearing waste dumps from historical mining at the Guyan mining license area was completed and the results are being evaluated. AMAK also commenced an extensive underground and surface exploration drilling campaign on copper and zinc ore bodies at Al Masane. Under the new operating model, the mining and processing operations will be managed by an owner's team with technical support and labor resources provided by a Turkish company with considerable experience in the mining industry.

2016 Full Year Results

For the year, Trecora generated total revenue of $212.4 million, compared with revenue of $242.0 million in the prior year.

Gross profit for 2016 was $39.9 million, compared with $57.0 million in 2015. Gross profit margin for the year was 18.8%, compared with 23.6% in 2015.

Net income for the full year of 2016 was $19.4 million, compared with $18.6 million in 2015. Diluted EPS were $0.78, compared with $0.74 in 2015. Net income benefitted from a gain from additional equity issuance by AMAK of $3.2 million and a bargain purchase gain on the acquisition of B Plant of $11.5 million offset slightly by equity in loss for AMAK of $1.5 million for an estimated combined impact of $0.34 per diluted share on an after-tax basis.

Adjusted EBITDA for the full year of 2016 was $31.0 million, compared with $47.3 million in 2015. Adjusted EBITDA margin in the year was 14.6%, compared with 19.6% in 2015.

South Hampton Resources

Petrochemical volume in 2016 was 76.4 million gallons, compared with 86.9 million gallons in 2015. Prime product volume in 2016 was 58.5 million gallons, compared with 64.1 million gallons in 2015. Byproduct volume, which is sold at lower margins, was down 21.4% year-over-year to 17.9 million gallons.

International volume represented 22.7% of total petrochemical volume in 2016.

SHR SEGMENT INFORMATION*

	YEAR ENDED
	DECEMBER 31,
	2016	2015	% Change
Product sales	$173,262	$212,431	(18%)
Processing fees	8,766	5,802	51%
Net revenues	$182,028	$218,233	(17%)
Operating profit before depreciation and amortization	31,885	47,564	(33%)
Operating profit	26,060	43,080	(40%)
Depreciation and amortization	5,825	4,484	30%
EBITDA	31,886	47,640	(33%)
Capital expenditures	22,948	24,358	(6%)

*Dollar amounts in thousands/rounding may apply

Trecora Chemical

In 2016, TC generated revenues of $30.4 million, up 27.9% from $23.7 million from 2015.

TC SEGMENT INFORMATION*

	YEAR ENDED
	DECEMBER 31,
	2016	2015	% Change
Product sales	$20,319	$15,506	31%
Processing fees	10,052	8,237	22%
Net revenues	$30,371	$23,743	28%
Operating profit before depreciation and amortization	3,044	4,550	(33%)
Operating profit (loss)	(864)	(1)	(864%)
Depreciation and amortization	3,908	4,551	(14%)
Adjusted EBITDA (excluding bargain purchase gain)	3,034	4,356	(30%)
Capital expenditures	17,547	6,889	155%

*Dollar amounts in thousands/rounding may apply

Balance Sheet

As of December 31 2016, cash and cash equivalents were $8.4 million, compared with $18.6 million at the close of 2015. Inventory was $17.9 million, compared with $15.8 million at December 31, 2015. Excluding loan fees, total debt was $84.0 million, compared with $82.3 million at December 31, 2015. Capital expenditures during the fourth quarter were $12.7 million including the hydrogenation/distillation unit project, the new advanced reformer unit, and a new cooling tower along with various improvements throughout both facilities.

Other Matters

On March 1, 2017, Trecora Resources announced that the Audit Committee of its Board of Directors, following consultation with management and discussion with the Company’s independent registered public accounting firm, BKM Sowan Horan, LLP, concluded that there were errors in the accounting for its equity in earnings from its investment in AMAK in the second and third quarters of 2016. While the errors have a de minimis effect on net income and earnings per share (less than $0.01 per share) for the twelve months ended December 31, 2016, they do have an impact on net income of the second and third quarters of 2016. As a result, the second and third quarter Forms 10-Q should no longer be relied upon. The Company will restate these quarters on or before the due date for the filing of its 2016 Form 10-K.

Although the Company’s internal assessment is not complete, the Company has determined that it has a material weakness related to its controls surrounding the accounting for its investment in AMAK. Consequently, as a result of this material weakness, management will be unable to conclude that the Company’s internal controls over financial reporting are effective as of December 31, 2016. The final assessment of the Company’s internal controls will be included in the 2016 Annual Report on Form 10-K, which also will include an adverse opinion from BKM Sowan Horan, LLP with respect to the Company’s internal controls over financial reporting. The Company expects that the remediation of this material weakness will be completed prior to the filing of its first quarter 2017 Form 10-Q.

Earnings Call

Today's conference call and presentation slides will be simulcast live on the Internet, and can be accessed on the investor relations section of the Company's website at http://www.trecora.com or at http://public.viavid.com/index.php?id=122862. A replay of the call will also be available through the same link.

To participate via telephone, callers should dial in five to ten minutes prior to the 4:30 pm Eastern start time; domestic callers (U.S. and Canada) should call 1-888-208-1814 or 1-719-325-2297 if calling internationally, using the conference ID 6372176. To listen to the playback, please call 1-844-512-2921 if calling within the United States or 1-412-317-6671 if calling internationally. Use pin number 6372176 for the replay.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release contains the non-GAAP measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Net Income. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon our belief, as well as, assumptions made by and information currently available to us. Because such statements are based upon expectations as to future economic performance and are not statements of fact, actual results may differ from those projected. These risks, as well as others, are discussed in greater detail in Trecora Resources' filings with the Securities and Exchange Commission, including Trecora Resources' Annual Report on Form 10-K for the year ended December 31, 2015, and the Company's subsequent Quarterly Reports on Form 10-Q. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release.

About Trecora Resources (TREC)

TREC owns and operates a facility located in southeast Texas, just north of Beaumont, which specializes in high purity hydrocarbons and other petrochemical manufacturing. TREC also owns and operates a leading manufacturer of specialty polyethylene waxes and provider of custom processing services located in the heart of the Petrochemical complex in Pasadena, Texas. In addition, the Company is the original developer and a 33.4% owner of Al Masane Al Kobra Mining Co., a Saudi Arabian joint stock company.

Investor Relations Contact:

Matt Steinberg

The Piacente Group

212-481-2050

trecora@tpg-ir.com

TRECORA RESOURCES AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2016 (unaudited)	December 31, 2015
ASSETS	(thousands of dollars)
Current Assets
Cash and cash equivalents	$8,389	$18,623
Trade receivables, net	22,193	19,474
Inventories	17,871	15,804
Prepaid expenses and other assets	3,511	2,392
Taxes receivable	3,983	7,672
Deferred income taxes	1,615	2,116
Total current assets	57,562	66,081

Plant, pipeline and equipment, net	140,009	96,907

Goodwill	21,798	21,798
Other intangible assets, net	22,669	24,549
Investment in AMAK	49,386	47,697
Mineral properties in the United States	588	588
Other assets	87	171

TOTAL ASSETS	$292,099	$257,791

LIABILITIES
Current Liabilities
Accounts payable	$13,306	$8,090
Current portion of derivative instruments	58	118
Accrued liabilities	2,017	4,062
Current portion of post-retirement benefit	316	294
Current portion of long-term debt	10,145	8,061
Current portion of other liabilities	870	2,050
Total current liabilities	26,712	22,675

Long-term debt, net of current portion	73,107	73,169
Post-retirement benefit, net of current portion	897	649
Derivative instruments, net of current portion	-	59
Other liabilities, net of current portion	2,309	2,351
Deferred income taxes	24,698	16,503
Total liabilities	127,723	115,406

EQUITY
Common stock-authorized 40 million shares of $.10 par value; issued 24.2 million in 2016 and 2015 and outstanding 23.9 million and 24.2 million in 2016 and 2015, respectively	2,451	2,416
Additional paid-in capital	53,474	50,662
Common stock in treasury, at cost 0.3 million shares	(284)	-
Retained earnings	108,446	89,018
Total Trecora Resources Stockholders’ Equity	164,087	142,096
Noncontrolling Interest	289	289
Total equity	164,376	142,385

TOTAL LIABILITIES AND EQUITY	$292,099	$257,791

TRECORA RESOURCES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	UNAUDITED THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2016	2015	2016	2015
			(unaudited)
	(thousands of dollars)
REVENUES
Petrochemical and Product Sales	$49,919	$57,541	$193,581	$227,937
Processing Fees	4,284	3,004	18,818	14,039
	54,203	60,545	212,399	241,976

OPERATING COSTS AND EXPENSES
Cost of Sales and Processing
(including depreciation and amortization of $2,396, $2,252, $9,016, and $8,335, respectively)	46,551	49,288	172,497	184,967

GROSS PROFIT	7,652	11,257	39,902	57,009

GENERAL AND ADMINISTRATIVE EXPENSES
General and Administrative	4,909	5,357	20,434	20,243
Depreciation	205	146	761	725
	5,114	5,503	21,195	20,968

OPERATING INCOME	2,538	5,754	18,707	36,041

OTHER INCOME (EXPENSE)
Interest Expense	(182)	(499)	(1,985)	(2,217)
Bargain Purchase Gain from Acquisition	-	-	11,549	-
Equity in Losses of AMAK	(3,740)	(2,961)	(1,479)	(5,325)
Gain from Additional Equity Issuance by AMAK	-	-	3,168	-
Miscellaneous Expense	(66)	(143)	(28)	(137)
	(3,988)	(3,603)	11,225	(7,679)

INCOME (LOSS) BEFORE INCOME TAXES	(1,450)	2,151	29,932	28,362

INCOME TAXES (BENEFIT)	(603)	1,029	10,504	9,764

NET INCOME (LOSS)	(847)	1,122	19,428	18,598

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	--	--	--	--

NET INCOME (LOSS) ATTRIBUTABLE TO TRECORA RESOURCES	$(847)	$1,122	$19,428	$18,598

Basic Earnings per Common Share
Net Income (Loss) Attributable to Trecora Resources (dollars)	$(0.04)	$0.05	$0.80	$0.76

Basic Weighted Average Number of Common Shares Outstanding	24,223	24,448	24,284	24,370

Diluted Earnings per Common Share
Net Income (Loss) Attributable to Trecora Resources (dollars)	$(0.03)	$0.05	$0.78	$0.74

Diluted Weighted Average Number of Common Shares Outstanding	25,039	25,203	24,982	25,181

TRECORA RESOURCES AND SUBSIDIARIES

RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES(1)

Adjusted EBITDA Margin

(rounding may apply)

	THREE MONTHS ENDED 12/31/16				THREE MONTHS ENDED 12/31/15
	TC	SHR	CORP	TREC	TC	SHR	CORP	TREC
NET INCOME (LOSS)	$(752)	$2,752	$(2,847)	$(847)	$(421)	$4,297	$(2,754)	$1,122
Interest	-	180	2	182	-	498	1	499
Taxes	-	1,635	(2,238)	(603)	(122)	3,239	(2,088)	1,029
Depreciation and amortization	20	170	15	205	23	115	8	146
Depreciation and amortization in cost of sales	951	1,445	-	2,396	1,006	1,246	-	2,252
EBITDA	219	6,182	(5,068)	1,333	486	9,395	(4,834)	5,048
Share based compensation	-	-	670	670	-	-	559	559
Equity in losses of AMAK	-	-	3,740	3,740	-	-	2,961	2,961
Adjusted EBITDA	$219	$6,182	$(658)	$5,743	$486	$9,395	$(1,314)	$8,568

Revenue	8,021	46,182		54,203	5,368	55,177		60,545
Adjusted EBITDA Margin	2.7%	13.4%		10.6%	9.1%	17.0%		14.2%
(adjusted EBITDA/revenue)

	TWELVE MONTHS ENDED 12/31/16				TWELVE MONTHS ENDED 12/31/15
	TC	SHR	CORP	TREC	TC	SHR	CORP	TREC
NET INCOME (LOSS)	$6,634	$16,005	$(3,211)	$19,428	$(195)	$27,498	$(8,705)	$18,598
Interest	-	1,977	8	1,985	-	2,209	8	2,217
Taxes	4,041	8,078	(1,615)	10,504	-	13,450	(3,686)	9,764
Depreciation and amortization	80	638	43	761	87	612	26	725
Depreciation and amortization in cost of sales	3,828	5,188	-	9,016	4,464	3,871	-	8,335
EBITDA	14,583	31,886	(4,775)	41,694	4,356	47,640	(12,358)	39,639
Share based compensation	-	-	2,552	2,552	-	-	2,353	2,353
Bargain purchase gain	(11,549)	-	-	(11,549)	-	-	-	-
Gain from additional equity issuance by AMAK	-	-	(3,168)	(3,168)
Equity in (earnings) losses of AMAK	-	-	1,479	1,479	-	-	5,325	5,325
Adjusted EBITDA	$3,034	$31,886	$(3,912)	$31,008	$4,356	$47,640	$(4,680)	$47,317

Revenue	30,371	182,028		212,399	23,743	218,233		241,976
Adjusted EBITDA Margin	10.0%	17.5%		14.6%	18.3%	21.8%		19.6%
(adjusted EBITDA/revenue)

Adjusted Net Income and Estimated EPS Impact

(rounding may apply)

	Three months ended		Year ended
	12/31/2016	12/31/2015	12/31/2016	12/31/2015
NET INCOME (LOSS)	$(847)	$1,122	$19,428	$18,598

Bargain purchase gain	$0	$0	$(11,549)	$0
Equity in losses of AMAK	$3,740	$2,961	$1,479	$5,325
Gain on additional equity issuance by AMAK	-	-	$(3,168)	-
Taxes at statutory rate of 35%	$(1,309)	$(1,036)	$4,633	$(1,864)
Tax effected equity in AMAK, gain on additional equity issuance by AMAK and bargain purchase gain	$2,431	$1,925	$(8,605)	$3,461
Adjusted Net Income	$1,584	$3,047	$10,823	$22,059
Diluted weighted average number of shares	25,039	25,203	24,982	25,181
Estimated effect on diluted EPS (tax effected equity in AMAK, gain on additional equity issuance by AMAK, and bargain purchase gain/diluted weighted average number of shares)	$(0.10)	$(0.08)	$0.34	$(0.14)

(1) This press release includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunctiowh our consolidated financial statements prepared in accordance with GAAP.

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